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                                                                   Exhibit 10(i)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No.10 to the Registration Statement No. 333-11131/811-5338 of The New England Variable Account on Form N-4 of our report dated April 10,2003 relating to The New England Variable Account, and our report dated February 19, 2003 relating to Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement and to the reference to us under the headings "Services Relating to the Variable Account and the Contracts" and "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

New York, New York
April 24, 2003